UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

December 3, 2014
Date of Report (Date of earliest event reported)

Viad Corp
(Exact name of registrant as specified in its charter)

Delaware	001-11015	36-1169950
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1850 North Central Avenue, Suite 1900, Phoenix, Arizona	85004-4565
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 207-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 3, 2014, the Board of Directors of Viad Corp (the “Company”) accepted the resignation of Paul B. Dykstra as Chairman, President and Chief Executive Officer, effective as of that day. The resignation was not a result of any disagreement with the Company, its management or its independent auditors.

The Board also elected Richard H. Dozer, Lead Independent Director since May 2013, as Chairman of the Board, effective as of December 3, 2014. The Board elected Steven W. Moster as a new director of the Company and appointed him President and Chief Executive Officer, effective as of December 3, 2014.

Mr. Moster, age 44, has been President of Global Experience Specialists, Inc. (“GES”) since November 2010, and Group President of the Marketing & Events Group of the Company since May 2011. Prior thereto, he was an independent consultant from April 2010 to August 2010; prior thereto Executive Vice President - Chief Sales & Marketing Officer of GES from January 2008 to February 2010; prior thereto Executive Vice President - Products and Services of GES from January 2005 to February 2010; prior thereto Vice President - Products & Services Business of GES from January 2004 to January 2005; and prior thereto Engagement Manager, Management Strategy Consulting for McKinsey & Company from August 2000 to January 2004.

On December 3, 2014, the Board approved the below compensation and severance arrangement for Mr. Moster, the Company’s newly appointed President and Chief Executive Officer:

•	Base annual salary of $600,000, effective as of December 3, 2014;

•
Promotional grant of 23,700 shares of restricted stock; effective as of December 3, 2014, pursuant to the 2007 Viad Corp Omnibus Incentive Plan. The restricted stock will vest in three years, provided that Mr. Moster remains employed as the President and Chief Executive Officer of the Company during the vesting period, except in the event of death or disability, in which case he would receive the shares on a pro-rata basis upon full vesting calculated based on the length of time of his employment during the vesting period. A copy of the form of Restricted Stock Agreement - Executives, pursuant to the 2007 Viad Corp Omnibus Incentive Plan, effective as of December 3, 2014 is attached hereto as Exhibit 10.A;

•	Relocation payment to assist with Mr. Moster’s move from Las Vegas, Nevada to Phoenix, Arizona, the headquarters of the Company;

•	Perquisites of an annual physical examination, office parking, lunch club membership and use of a Company vehicle through the current lease term for such vehicle;

•
Participation in the Company’s 2015 annual and long-term incentive programs for executive officers on terms to be approved by the Human Resources Committee of the Board at its meeting in early 2015; and

•
Non-change in control severance arrangement (the “Severance Agreement (No Change in Control)”), between Mr. Moster and the Company, a copy of which is attached hereto as Exhibit 10.B, and which provides for post-termination payments upon involuntary employment termination by the Company without cause or by Mr. Moster for good reason (as those terms are defined in the agreement), to include a lump sum cash payment of the sum of (1) two times his then-current annual salary and (2) a pro-rata portion of his annual cash incentive granted under the Company’s Management Incentive Plan, if earned, calculated on the basis of achievement of performance measures.

Mr. Moster will continue his participation in the Executive Severance Plan (Tier I), as amended February 26, 2014, without any amendment to the terms and conditions of such plan, which provides certain benefits upon a change of control, as that term is defined in the plan. Benefits payable under the Executive Severance Plan (Tier I) upon a change of control would be in lieu of any payments or benefits under the Severance Agreement (No Change in Control) referenced above.

The Company’s compensation, benefit and severance plans or programs are more fully described in the “Compensation Discussion and Analysis” and other sections of the Company’s Proxy Statement on Schedule 14A relating to its 2014 Annual Meeting of Shareholders (the “2014 Proxy Statement”), filed with the Securities and Exchange Commission (the “SEC”) on April 10, 2014.

Mr. Dozer will receive an annual retainer of $75,000 for serving in the position of Chairman of the Board. This retainer is in addition to the non-employee director annual retainer. The Company’s non-employee director annual retainer and other compensation information are more fully described in the “Compensation of Directors” section of the 2014 Proxy Statement.

In connection with his resignation as Chairman, President and Chief Executive Officer, Mr. Dykstra will receive severance compensation substantially in accordance with the terms and conditions of his employment agreement, as more fully described in the “Executive Compensation” and other sections of the 2014 Proxy Statement, pursuant to the Severance Agreement and General Release between Mr. Dykstra and the Company (“Severance Agreement and General Release”), effective as of December 3, 2014, which is attached hereto as Exhibit 10.C. A copy of Mr. Dykstra’s employment agreement with the Company, dated as of May 15, 2007, is filed with the SEC as Exhibit 10.B to the Company’s Current Report on Form 8-K filed May 21, 2007 (SEC File No. 001-11015; SEC Film No. 07867527).

The above description of the form of Restricted Stock Agreement - Executives. Severance Agreement (No Change in Control) and the Severance Agreement and General Release is qualified in its entirety by reference to the text of such documents, copies of which are attached hereto as Exhibits 10.A, 10.B, and 10.C, respectively, and are incorporated herein in their entirety by this reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.A -	Copy of form of Restricted Stock Agreement - Executives, pursuant to the 2007 Viad Corp Omnibus Incentive Plan, effective as of December 3, 2014.

10.B -	Copy of Severance Agreement (No Change in Control) between Steven W. Moster and Viad Corp, effective as of December 3, 2014.

10.C -	Copy of Severance Agreement and General Release between Viad Corp and Paul B. Dykstra, effective as of December 3, 2014.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Viad Corp
(Registrant)

December 5, 2014	By:	/s/ Deborah J. DePaoli
Deborah J. DePaoli
General Counsel & Secretary